Exhibit 99.1

AN2 Therapeutics Reports First Quarter 2026 Financial Results and Recent Business and Scientific Highlights

Oral epetraborole program in polycythemia vera advancing toward Phase 2

Phase 2 investigator-initiated trial with epetraborole for M. abscessus lung disease underway

Data expected in 2Q/2026 from two studies of oral AN2-502998, under development for chronic Chagas disease: a Phase 1 first-in-human clinical trial and a non-human primate efficacy study

Declared ENPP1 candidate for solid tumors advancing from early research into development

Menlo Park, CA – May 11, 2026 – AN2 Therapeutics, Inc. (Nasdaq: ANTX), a clinical stage biopharmaceutical company focused on the discovery and development of novel small molecule therapeutics derived from its boron chemistry platform, today reported financial results for the first quarter ended March 31, 2026.

“This was an important quarter for AN2 as we announced an exciting new program in polycythemia vera that is planned to enter Phase 2 development in the third quarter of 2026. This program is supported by what we believe is a robust package of epetraborole preclinical and clinical enabling data. We commenced an investigator-initiated Phase 2 study in M. abscessus lung disease, completed dosing in a Phase 1 study for our Chagas disease program, and declared our ENPP1 candidate for the treatment of solid tumors, as well as strengthened our balance sheet,” said Eric Easom, Co-Founder, Chairman, President and CEO of AN2 Therapeutics. “Looking ahead, we expect to advance three programs into Phase 2 development this year and report multiple data readouts within our cash runway into 2029. I couldn’t be more excited about our progress and the potential to substantially improve the lives of patients across our diverse portfolio that is enabled by our boron chemistry pipeline.”

First Quarter & Recent Business Updates:

Polycythemia vera

•
Advancing oral epetraborole into a Phase 2 trial for polycythemia vera

In March 2026, the Company outlined plans to expand the development of oral epetraborole into a Phase 2 proof-of-concept clinical study in adults with phlebotomy-dependent polycythemia vera (PV). PV is a blood cancer characterized by overproduction of red blood cells in the bone marrow. This overproduction increases hematocrit, which can lead to serious medical complications, including arterial and venous thromboembolic events. If untreated, PV can be life-threatening. Despite available therapies, such as burdensome periodic therapeutic phlebotomies, many patients experience uncontrolled hematocrit levels and persistent symptoms, requiring long-term management to maintain adequate disease control. PV is estimated to affect approximately 155,000 people in the U.S.

The Company is proceeding through the regulatory process and plans to initiate the Phase 2 clinical trial in the third quarter of 2026. Subject to regulatory clearance and enrollment progress, the Company expects to provide periodic data readouts beginning as early as the fourth quarter of 2026 and throughout 2027.

M. abscessus complex lung disease

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Commenced Phase 2 investigator-initiated clinical trial of epetraborole in patients with M. abscessus lung disease

Building on the microbiological and safety data from AN2’s prior non-tuberculous mycobacterial (NTM) study, the Company believes that epetraborole has the potential to address a critical unmet need in M. abscessus lung disease, one of the most difficult-to-treat NTM infections and one for which no FDA-approved therapy exists. M. abscessus lung disease is a serious NTM infection requiring prolonged therapy, initially often with IV-only antibiotics. People affected by this illness face limited, burdensome treatment options and high rates of morbidity and 5-year mortality. NTM lung disease represents a growing global health concern. It is estimated that approximately 120,000–150,000 people in the U.S. are living with NTM lung disease, of which 10-15% are caused by M. abscessus.

The Company is supporting an investigator-initiated trial and anticipates that data from this study, if positive, could provide clinical proof-of-concept in M. abscessus lung disease and thereby inform the design of a subsequent pivotal trial. Patient screening commenced in March 2026. The multicenter, randomized, double-blind, placebo-controlled, prospective clinical study is being led by Dr. Kevin Winthrop, Professor of Public Health and Infectious Diseases at the Oregon Health and Sciences University, in conjunction with other investigators across an estimated 10-15 sites in the U.S. The Company anticipates reporting topline results in late 2027, subject to regulatory clearance and enrollment progress.

Chagas disease

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Oral AN2-502998: Phase 1 first-in-human clinical trial and non-human primate data expected 2Q/2026; Phase 2 proof-of-concept study planned to initiate in 2026 pending results of Phase 1 study

In March 2026, the Company completed dosing all cohorts in the Phase 1 first-in-human trial of oral AN2-502998, an investigational, boron-based small molecule in development for the treatment of chronic Chagas disease, or American trypanosomiasis. In the second quarter of 2026, the Company anticipates reporting Phase 1 data from this study, as well as results from a non-human primate (NHP) study that tested the curative potential of AN2-502998 with a 28-day dosing duration. AN2-502998 is the only compound of which the Company is aware to have demonstrated curative activity in preclinical studies across multiple species, including in NHPs with long-term, naturally acquired, chronic infections caused by diverse T. cruzi genetic types. Because NHP infections are naturally acquired in the environment, these efficacy data may be more predictive of efficacy in human clinical trials than other animal models. The Company expects to initiate a Phase 2 proof-of-concept study in adults with chronic Chagas disease later in 2026, pending results of the Phase 1 study.

Boron chemistry pipeline

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Declared ENPP1 candidate for the potential treatment of solid tumors

The Company is prioritizing targets in oncology and bone disorders for which boron chemistry may offer a competitive advantage in terms of binding-site differentiation, pharmacodynamics, drug-like properties, and intellectual property, including initially ENPP1 and PI3Kα. The unique binding modes of boron-containing compounds enable the discovery of inhibitors with high ligand efficiency against targets considered undruggable or difficult to access with traditional chemistry approaches. Boron chemistry has produced first-in-class molecules against a number of targets including CPSF3 (AN2-502998 and acoziborole) and LeuRS (epetraborole, ganfeborole and tavaborole). The Company has discovered preclinical compounds with profiles that are sub-nanomolar, highly selective and characterized by excellent oral pharmacokinetics. The Company recently declared its ENPP1 candidate for the treatment of solid tumors, marking an important step in transitioning the program from early research into development.

Selected First Quarter Financial Results

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Research and Development (R&D) Expenses: R&D expenses for the first quarter of 2026 were $6.7 million, compared to $7.7 million for the same period during 2025 due to decreased chemistry manufacturing and controls (CMC) expenses, primarily due to decreased expenses related to completion of CMC activities in certain programs, and license fees. These decreases were partially offset by increases in personnel-related expenses, clinical trial expenses, consulting and outside services, and facilities and other expenses.
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General and Administrative (G&A) Expenses: G&A expenses for the first quarter of 2026 and the same period during 2025 were $3.8 million.
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Interest Income: Interest income for the first quarter of 2026 was $0.5 million, compared to $0.9 million for the same period during 2025 due to lower average cash, cash equivalents and investment balances and lower interest rates in 2026 as compared to 2025.
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Net Loss: Net loss for the first quarter of 2026 was $10.0 million, compared to $10.6 million for the same period during 2025.
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Cash Position: The Company had cash, cash equivalents and investments of $85.3 million at March 31, 2026. In March 2026, AN2 raised gross proceeds of $40.0 million through a private placement, before deducting placement agent fees and other expenses. The Company projects that existing cash, cash equivalents, and investments will sustain operations into 2029 under the current operating plan.

About AN2 Therapeutics, Inc.

AN2 Therapeutics, Inc. is a clinical stage biopharmaceutical company focused on the discovery and development of novel small-molecule therapeutics derived from our boron chemistry platform. Our development pipeline spans hematologic diseases, infectious diseases, and oncology with three Phase 2 studies expected to be active in 2026, two preclinical candidates, as well as advanced research programs focused on targets in oncology, bone disorders, and infectious diseases. We are committed to delivering high-impact drugs to patients that address critical unmet needs and improve health outcomes.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “would,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “believe,” “estimate,” “predict,” “potential” or “continue,” or the negative of these terms or other similar expressions. Forward-looking statements expressed or implied in this press release include, but are not limited to, statements regarding: the potential of the Company’s boron chemistry platform and advancement of the Company’s development programs; support for the Company’s polycythemia vera program; expectations regarding the Company’s clinical trials, including initiation, enrollment, conduct, sites, leadership and investigators, the timing of data and related announcements, and regulatory proceedings; market size and sales potential; the predictivity of data; cash runway; and other statements that are not historical fact. These statements are based on AN2’s current estimates, expectations, plans, objectives and intentions, are not guarantees of future performance, and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, but are not limited to, risks and uncertainties related to: AN2’s ability to implement its plans for its internal boron chemistry platform and pipeline programs; timely enrollment of patients in AN2’s clinical trials and investigator-initiated clinical trials; AN2’s ability to procure sufficient supply of its product candidates for its clinical trials; the potential for results from clinical trials to differ from preclinical, early clinical, preliminary or expected results; the ability of particular preclinical models in non-human primates to predict safety and efficacy in humans; significant adverse events, toxicities or other undesirable side effects associated with AN2’s product candidates; the significant uncertainty associated with AN2’s product candidates ever receiving any regulatory approvals; AN2’s ability to obtain, maintain or protect intellectual property rights related to its current and future product candidates; implementation of AN2’s strategic plans for its business and product candidates; the sufficiency of AN2’s capital resources and need for additional capital to achieve its goals; global macroeconomic conditions and global conflicts and other risks, including those described under the heading “Risk Factors” in AN2’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed with the U.S. Securities and Exchange Commission (SEC). These filings, when made, are available on the investor relations section of AN2’s website at www.an2therapeutics.com and on the SEC’s website at www.sec.gov. Forward-looking statements contained in this press release are made as of this date, and AN2 undertakes no duty to update such information except as required under applicable law.

Company Contact:

Lucy O. Day

Chief Financial Officer

l.day@an2therapeutics.com

Investor and Media Contact:

Anne Bowdidge

ir@an2therapeutics.com

AN2 THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended March 31,
	2026	2025
Operating expenses:
Research and development	$6,743	$7,690
General and administrative	3,808	3,847
Total operating expenses	10,551	11,537
Loss from operations	(10,551)	(11,537)
Interest income	523	888
Net loss	$(10,028)	$(10,649)
Net loss per share attributable to common stockholders, basic and diluted	$(0.29)	$(0.35)
Weighted-average number of shares used in computing net loss per share, basic and diluted	34,059,876	30,053,659
Other comprehensive loss:
Unrealized (loss) gain on investments	(62)	17
Comprehensive loss	$(10,090)	$(10,632)

AN2 THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

	March 31, 2026 (unaudited)	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$53,487	$19,941
Short-term investments	31,801	38,060
Prepaid expenses and other current assets	2,203	1,936
Long-term investments	—	2,013
Total assets	$87,491	$61,950

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,615	$3,021
Other current liabilities	2,947	5,699
Total current liabilities	5,562	8,720
Other non-current liabilities	170	170
Total liabilities	5,732	8,890
Stockholders’ equity	81,759	53,060
Total liabilities and stockholders’ equity	$87,491	$61,950